Exhibit 23.2

Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2003 relating to the financial statements and financial statement schedule of Oregon Steel Mills, Inc., which appears in Oregon Steel Mills, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
September 21, 2005